NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, February 2, 2016	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS FOURTH QUARTER RESULTS
Company Achieves Full Year Adjusted EPS of $3.24 and Reported EPS of $3.06

DULUTH, GA – February 2 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $2.0 billion for the fourth quarter of 2015, a decrease of approximately 21.2% compared to net sales of approximately $2.5 billion for the fourth quarter of 2014. Reported net income was $0.73 per share and adjusted net income, excluding restructuring and other infrequent expenses, was $0.80 per share for the fourth quarter of 2015. These results compare to reported net income of $0.85 per share and adjusted net income, excluding restructuring and other infrequent expenses, of $1.18 per share for the fourth quarter of 2014. Excluding unfavorable currency translation impacts of approximately 11.5%, net sales in the fourth quarter of 2015 decreased approximately 9.6% compared to the fourth quarter of 2014.

Net sales for the full year of 2015 were approximately $7.5 billion, a decrease of approximately 23.2% compared to 2014. Excluding the unfavorable impact of currency translation of approximately 13.0%, net sales for the full year of 2015 decreased approximately 10.2% compared to 2014. For the full year of 2015, reported net income was $3.06 per share and adjusted net income, excluding restructuring and other infrequent expenses, was $3.24 per share. These results compare to reported net income of $4.36 per share and adjusted net income, excluding restructuring and other infrequent expenses, of $4.70 per share for the full year of 2014.

Fourth Quarter and Full Year Highlights

•	Fourth quarter regional sales results(1): North America (18.9)%, Europe/Africa/Middle East (“EAME”) 0.9%, South America (33.9)%, Asia/Pacific (“APAC”) (4.5)%

•	Fourth quarter regional operating margin performance: EAME 10.9%, North America 1.6%, South America (2.3)%, APAC (1.8)%

•	Inventory reduction of $134 million compared to year-end 2014 on a constant currency basis

•	Generated over $300 million in free cash flow in 2015

•	Share repurchase program resulted in reduction of 5.5 million shares during 2015

•	Quarterly dividend increased 8% to $0.13 per share effective first quarter 2016

•	Full-year earnings per share forecast for 2016 remains at approximately $2.30

(1) As compared to fourth quarter 2014, excludes currency translation impact. See reconciliation of Non-GAAP measures in appendix.

“In the midst of challenging market conditions, we worked aggressively in 2015 to better align our costs and working capital with the weaker demand environment,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer. “Focused inventory reduction efforts contributed to the generation of over $300 million in free cash flow. In addition, our cost reduction actions were implemented while maintaining key investments in new products. The benefits of our product development efforts can be seen through the extensive list of awards that AGCO received during 2015. Most recently, we earned three machine-of-the-year awards at Agritechnica, the world’s largest indoor farm show in Hannover, Germany, for the Fendt 1000, the Valtra N series and the Massey Ferguson 5713 tractors. Looking forward to 2016, market conditions are expected to remain challenging in key markets. In addition to diligent cost management, we will be concentrating on initiatives that will drive long-term benefits and raise the efficiency of our factories, improve our service levels and strengthen our product offering.”

Market Update

Industry Unit Retail Sales

Year ended December 31, 2015	Tractors Change from Prior Year Period	Combines Change from Prior Year Period

North America(1)	(13)%	(28)%
South America	(28)%	(39)%
Western Europe	(4)%	(10)%

(1)Excludes compact tractors.

“Crop production reached near-record levels for a third consecutive year, contributing to higher grain inventories in 2015 and putting additional pressure on global farm economics,” continued Mr. Richenhagen. “Lower farmer income weakened demand for farm equipment across the major markets. In North America, industry sales progressively declined throughout the year. Sales declines were most pronounced in the row crop sector, with significantly lower industry retail sales of high-horsepower tractors, combines and sprayers. Industry retail demand declines from 2014 levels were less significant in Western Europe. While poor economics for dairy producers pressured demand, sales in the arable farming sector also remained soft due to lower commodity prices. Declines were most pronounced in the United Kingdom, Finland and Germany. Industry demand in South America deteriorated significantly throughout the year with fourth quarter industry unit retail tractor sales down 40% from the fourth quarter of 2014. In Brazil, demand was extremely low due to weakness in the general economy, funding interruptions in the government financing program and softness in the sugar sector. We expect difficult global industry conditions to persist through 2016, with farmers delaying purchases and industry inventory levels being managed down. Despite the current market difficulties, our long-term view remains positive as increasing global demand for commodities driven by the growing world population, rising emerging market protein consumption and biofuel use, are expected to support elevated farm income and healthy conditions in our industry.”

Regional Results

AGCO Regional Net Sales (in millions)

Three Months Ended December 31,	2015	2014	% change from 2014	% change from 2014 due to currency translation(1)
North America	$434.5	$549.2	(20.9)%	(2.0)%
South America	188.3	414.6	(54.6)%	(20.7)%
Europe/Africa/Middle East	1,211.9	1,374.7	(11.8)%	(12.7)%
Asia/Pacific	124.3	146.7	(15.3)%	(10.8)%
Total	$1,959.0	$2,485.2	(21.2)%	(11.5)%

Years Ended December 31,	2015	2014	% change from 2014	% change from 2014 due to currency translation(1)
North America	$1,965.0	$2,414.2	(18.6)%	(2.3)%
South America	949.0	1,663.4	(42.9)%	(21.2)%
Europe/Africa/Middle East	4,151.3	5,158.5	(19.5)%	(15.5)%
Asia/Pacific	402.0	487.6	(17.6)%	(12.1)%
Total	$7,467.3	$9,723.7	(23.2)%	(13.0)%
(1) See Footnotes for additional disclosures

North America

Net sales in the North American region decreased 16.3% in the full year of 2015 compared to 2014, excluding the negative impact of currency translation. Weaker industry demand and dealer inventory reduction efforts contributed to lower sales. Sales declines in sprayers, implements and combines were partially offset by growth in sales of protein production products. Lower sales and production volumes and a weaker sales mix contributed to a reduction in income from operations of approximately $95.8 million for the full year of 2015 compared to 2014.

South America

Excluding unfavorable currency translation impacts, AGCO’s South American net sales decreased 21.8% in the full year of 2015 compared to 2014. Reduced sales in Brazil, due to weak industry conditions, were partially offset by sales growth in Argentina and other South American markets. Income from operations decreased approximately $99.6 million for the full year of 2015 compared to 2014 due to lower sales and production volumes, the negative impact of currency translation, and a weaker mix of sales.

Europe/Africa/Middle East

EAME net sales declined 4.0% in the full-year of 2015 compared to 2014, excluding unfavorable currency translation impacts, largely due to softer end-market demand. Declines in Germany, Africa and Scandinavia were partially offset by growth in France and Turkey. Income from operations decreased approximately $83.5 million for the full year of 2015 compared to 2014 due to lower sales and production volumes as well as unfavorable currency translation impacts. Full-year operating margins were improved, benefiting from operational efficiencies, cost reduction initiatives and new product sales.

Asia/Pacific

AGCO’s APAC net sales, excluding the negative impact of currency translation, declined 5.5% in the full year of 2015 compared to 2014. Losses from operations increased approximately $16.1 million in the full year of 2015 compared to 2014 due to lower sales and increased market development costs in China.

Outlook

Softer industry demand for farm equipment across all regions and the unfavorable effects of foreign currency translation are expected to negatively impact AGCO’s sales and earnings for 2016. AGCO’s 2016 net sales are expected to reach approximately $7.0 billion. Gross and operating margins are projected to be below 2015 levels due to the impact of lower sales and production volumes, a weaker sales mix and increased investment in product development expenses. Benefits from the Company’s cost reduction initiatives are expected to partially offset the volume-related impacts. Based on these assumptions, 2016 earnings per share are targeted at approximately $2.30.

* * * * *

AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, February 2, 2016. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.

* * * * *

Safe Harbor Statement

Statements that are not historical facts, including the projections of earnings per share, sales, industry demand, market conditions, world population, biofuel use and protein consumption, currency translation, farm income levels, margin levels, industry inventory levels, investments in product and technology development, cost reduction initiatives, production volumes, and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•
Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•
A majority of our sales and manufacturing take place outside the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•
Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance approximately 40% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•
Both AGCO and our finance joint ventures have substantial account receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•
We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, including uncertainty associated with the Euro, which can adversely affect our reported results of operations and the competitiveness of our products.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•
Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.

•	Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•
We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•
We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•
We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2014 and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

* * * * *

About AGCO
AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and supports more productive farming through its full line of equipment and related services. AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® precision technologies and farm optimization services, and are distributed globally through a combination of approximately 3,000 independent dealers and distributors in more than 140 countries. Founded in 1990, AGCO is headquartered in Duluth, GA, USA. In 2015, AGCO had net sales of $7.5 billion. For more information, visit http://www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.

AGCO: 25 years of identity, centuries of history

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AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	December 31, 2015	December 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$426.7	$363.7
Accounts and notes receivable, net	836.8	963.8
Inventories, net	1,423.4	1,750.7
Other current assets	211.4	232.5
Total current assets	2,898.3	3,310.7
Property, plant and equipment, net	1,347.1	1,530.4
Investment in affiliates	392.9	424.1
Deferred tax assets	100.7	215.9
Other assets	140.1	141.1
Intangible assets, net	507.7	553.8
Goodwill	1,114.5	1,192.8
Total assets	$6,501.3	$7,368.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$89.0	$94.3
Senior term loan	217.2	—
Accounts payable	625.6	670.2
Accrued expenses	1,106.9	1,244.1
Other current liabilities	146.7	208.3
Total current liabilities	2,185.4	2,216.9
Long-term debt, less current portion	928.8	997.6
Pensions and postretirement health care benefits	233.9	269.0
Deferred tax liabilities	86.4	211.7
Other noncurrent liabilities	183.5	176.7
Total liabilities	3,618.0	3,871.9

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.8	0.9
Additional paid-in capital	301.7	582.5
Retained earnings	3,996.0	3,771.6
Accumulated other comprehensive loss	(1,460.2)	(906.5)
Total AGCO Corporation stockholders’ equity	2,838.3	3,448.5
Noncontrolling interests	45.0	48.4
Total stockholders’ equity	2,883.3	3,496.9
Total liabilities and stockholders’ equity	$6,501.3	$7,368.8

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended December 31,
	2015	2014
Net sales	$1,959.0	$2,485.2
Cost of goods sold	1,561.6	1,987.2
Gross profit	397.4	498.0
Selling, general and administrative expenses	222.2	244.4
Engineering expenses	71.7	84.1
Restructuring and other infrequent expenses	7.7	43.5
Amortization of intangibles	10.5	10.6
Income from operations	85.3	115.4
Interest expense, net	13.3	14.9
Other expense, net	19.1	14.9
Income before income taxes and equity in net earnings of affiliates	52.9	85.6
Income tax provision	6.4	23.9
Income before equity in net earnings of affiliates	46.5	61.7
Equity in net earnings of affiliates	14.8	14.8
Net income	61.3	76.5
Net loss attributable to noncontrolling interests	0.8	1.1
Net income attributable to AGCO Corporation and subsidiaries	$62.1	$77.6
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$0.73	$0.85
Diluted	$0.73	$0.85
Cash dividends declared and paid per common share	$0.12	$0.11
Weighted average number of common and common equivalent shares outstanding:
Basic	84.8	90.8
Diluted	84.9	91.2

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Years Ended December 31,
	2015	2014
Net sales	$7,467.3	$9,723.7
Cost of goods sold	5,906.7	7,657.4
Gross profit	1,560.6	2,066.3
Selling, general and administrative expenses	852.3	995.4
Engineering expenses	282.2	337.0
Restructuring and other infrequent expenses	22.3	46.4
Amortization of intangibles	42.7	41.0
Income from operations	361.1	646.5
Interest expense, net	45.4	58.4
Other expense, net	36.3	49.1
Income before income taxes and equity in net earnings of affiliates	279.4	539.0
Income tax provision	72.5	187.7
Income before equity in net earnings of affiliates	206.9	351.3
Equity in net earnings of affiliates	57.1	52.9
Net income	264.0	404.2
Net loss attributable to noncontrolling interests	2.4	6.2
Net income attributable to AGCO Corporation and subsidiaries	$266.4	$410.4
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$3.06	$4.39
Diluted	$3.06	$4.36
Cash dividends declared and paid per common share	$0.48	$0.44
Weighted average number of common and common equivalent shares outstanding:
Basic	87.0	93.4
Diluted	87.1	94.2

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Years Ended December 31,
	2015	2014

Cash flows from operating activities:
Net income	$264.0	$404.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	217.4	239.4
Deferred debt issuance cost amortization	2.0	2.7
Amortization of intangibles	42.7	41.0
Stock compensation expense (credit)	12.2	(10.8)
Equity in net earnings of affiliates, net of cash received	(24.1)	(25.4)
Deferred income tax (benefit) provision	(26.8)	3.6
Other	(0.1)	2.5
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	3.8	(103.9)
Inventories, net	117.6	111.4
Other current and noncurrent assets	(49.3)	29.1
Accounts payable	36.3	(219.4)
Accrued expenses	(34.8)	(71.2)
Other current and noncurrent liabilities	(36.7)	35.2
Total adjustments	260.2	34.2
Net cash provided by operating activities	524.2	438.4
Cash flows from investing activities:
Purchases of property, plant and equipment	(211.4)	(301.5)
Proceeds from sale of property, plant and equipment	1.5	2.8
Purchase of businesses, net of cash acquired	(25.4)	(130.3)
Investments in unconsolidated affiliates	(3.8)	(3.9)
Restricted cash and other	(1.7)	—
Net cash used in investing activities	(240.8)	(432.9)
Cash flows from financing activities:
Proceeds from debt obligations, net	182.4	100.6
Purchases and retirement of common stock	(287.5)	(499.7)
Repurchase or conversion of convertible senior subordinated notes	—	(201.2)
Payment of dividends to stockholders	(42.0)	(40.8)
Payment of minimum tax withholdings on stock compensation	(6.3)	(13.2)
Payment of debt issuance costs	(0.7)	(1.4)
Excess tax benefit related to stock compensation	0.7	—
Purchase of or distribution to noncontrolling interests	—	(6.1)
Other	—	(0.2)
Net cash used in financing activities	(153.4)	(662.0)
Effects of exchange rate changes on cash and cash equivalents	(67.0)	(27.0)
Increase (decrease) in cash and cash equivalents	63.0	(683.5)
Cash and cash equivalents, beginning of period	363.7	1,047.2
Cash and cash equivalents, end of period	$426.7	$363.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1.	STOCK COMPENSATION EXPENSE (CREDIT)
The Company recorded stock compensation expense (credit) as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Cost of goods sold	$0.1	$0.1	$0.9	$(0.9)
Selling, general and administrative expenses	1.5	0.1	11.6	(9.7)
Total stock compensation expense (credit)	$1.6	$0.2	$12.5	$(10.6)

During the year ended December 31, 2014, the Company recorded a credit of approximately $16.9 million for the reversal of previously recorded long-term stock compensation expense.

2.	RESTRUCTURING AND OTHER INFREQUENT EXPENSES

During the years ended December 31, 2015 and 2014, the Company announced and initiated several actions to rationalize employee headcount at various manufacturing facilities located in Europe, China, Brazil, Argentina and the United States, as well as various administrative offices located in Europe, Brazil, China and the United States.  The aggregate headcount reduction of approximately 2,100 employees in 2014 and 2015 was initiated in order to reduce costs in response to softening global market demand and reduced production volumes.  The Company recorded restructuring and other infrequent expenses of approximately $46.4 million and $22.3 million, respectively, during 2014 and 2015 associated with these rationalizations, primarily related to severance and other related costs. Approximately $19.0 million of severance and other related costs were paid during 2014. In addition, during 2015, the Company paid approximately $29.5 million of severance and other related costs.  The remaining $16.9 million balance of severance and other related costs accrued as of December 31, 2015, inclusive of approximately $1.3 million of negative foreign currency translation impacts, will be paid primarily during 2016.

3.    INDEBTEDNESS

Indebtedness at December 31, 2015 and 2014 consisted of the following:

	December 31, 2015	December 31, 2014
4½% Senior term loan due 2016	$217.2	$242.0
Credit facility, expires 2020	338.9	404.4
1.056% Senior term loan due 2020	217.2	—
5⅞% Senior notes due 2021	297.4	300.0
Other long-term debt	164.3	145.5
	1,235.0	1,091.9
Less: 4½% Senior term loan due 2016	(217.2)	—
Current portion of other long-term debt	(89.0)	(94.3)
Total indebtedness, less current portion	$928.8	$997.6

4.    INVENTORIES

Inventories at December 31, 2015 and 2014 were as follows:

	December 31, 2015	December 31, 2014
Finished goods	$523.1	$616.6
Repair and replacement parts	515.4	536.4
Work in process	97.5	130.5
Raw materials	287.4	467.2
Inventories, net	$1,423.4	$1,750.7

5.    ACCOUNTS RECEIVABLE SALES AGREEMENTS

At December 31, 2015 and 2014, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America and Europe to its 49% owned U.S., Canadian and European finance joint ventures. During 2015, the Company entered into an accounts receivable sales agreement that permits the sale, on an ongoing basis, of its wholesale receivables in Brazil to its Brazilian finance joint venture. As of December 31, 2015 and 2014, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $1.1 billion and $1.2 billion, respectively.

Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $5.4 million and $18.8 million during the three months and year ended December 31, 2015, respectively. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $5.8 million and $24.8 million during the three months and year ended December 31, 2014, respectively.

The Company’s finance joint ventures in Brazil and Australia also provide wholesale financing to the Company’s dealers. As of December 31, 2015 and 2014, these finance joint ventures had approximately $17.7 million and $43.3 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

6.    NET INCOME PER SHARE

A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three months and years ended December 31, 2015 and 2014 is as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$62.1	$77.6	$266.4	$410.4
Weighted average number of common shares outstanding	84.8	90.8	87.0	93.4
Basic net income per share attributable to AGCO Corporation and subsidiaries	$0.73	$0.85	$3.06	$4.39
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$62.1	$77.6	$266.4	$410.4
Weighted average number of common shares outstanding	84.8	90.8	87.0	93.4
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	0.1	0.4	0.1	0.3
Weighted average assumed conversion of contingently convertible senior subordinated notes	—	—	—	0.5
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	84.9	91.2	87.1	94.2
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$0.73	$0.85	$3.06	$4.36

Share Repurchase Program

During the year ended December 31, 2015, the Company entered into accelerated share repurchase agreements (“ASRs”) with a financial institution to repurchase an aggregate of $287.5 million of shares of the Company’s common stock.  The Company received approximately 5,541,930 shares during the year ended December 31, 2015 related to the ASRs.  All shares received under the ASRs were retired upon receipt, and the excess of the purchase price over par value per share was recorded to “Additional paid-in capital” within the Company’s Condensed Consolidated Balance Sheets.

Of the $1,050.0 million in approved share repurchase programs, the remaining amount authorized to be repurchased is approximately $244.2 million.

7.    SEGMENT REPORTING

The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income (loss) from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income (loss) from operations for one segment may not be comparable to another segment. Segment results for the three months and years ended December 31, 2015 and 2014 are as follows:

Three Months Ended December 31,	North America	South America	Europe/Africa/ Middle East	Asia/ Pacific	Consolidated

2015
Net sales	$434.5	$188.3	$1,211.9	$124.3	$1,959.0
Income (loss) from operations	7.0	(4.4)	132.7	(2.2)	133.1

2014
Net sales	$549.2	$414.6	$1,374.7	$146.7	$2,485.2
Income (loss) from operations	30.9	39.8	134.2	(5.9)	199.0

Years Ended December 31,	North America	South America	Europe/Africa/ Middle East	Asia/ Pacific	Consolidated

2015
Net sales	$1,965.0	$949.0	$4,151.3	$402.0	$7,467.3
Income (loss) from operations	123.4	34.4	416.7	(27.6)	546.9

2014
Net sales	$2,414.2	$1,663.4	$5,158.5	$487.6	$9,723.7
Income (loss) from operations	219.2	134.0	500.2	(11.5)	841.9

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Segment income from operations	$133.1	$199.0	$546.9	$841.9
Corporate expenses	(28.1)	(29.4)	(109.2)	(117.7)
Stock compensation (expense) credit	(1.5)	(0.1)	(11.6)	9.7
Restructuring and other infrequent expenses	(7.7)	(43.5)	(22.3)	(46.4)
Amortization of intangibles	(10.5)	(10.6)	(42.7)	(41.0)
Consolidated income from operations	$85.3	$115.4	$361.1	$646.5

RECONCILIATION OF NON-GAAP MEASURES

This earnings release discloses adjusted income from operations, net income and earnings per share, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three months ended December 31, 2015 and 2014 (in millions, except per share data):

	Three Months Ended December 31,
	2015			2014
	Income From Operations	Net Income (1)	Earnings Per Share (1)	Income From Operations	Net Income (1)	Earnings Per Share (1)
As adjusted	$93.0	$67.5	$0.80	$158.9	$107.9	$1.18
Restructuring and other infrequent expenses (2)	7.7	5.4	0.07	43.5	30.3	0.33
As reported	$85.3	$62.1	$0.73	$115.4	$77.6	$0.85

(1) Net income and earnings per share amounts are after tax.
(2) The restructuring and other infrequent expenses recorded during the three months ended December 31, 2015 related primarily to severance costs associated with the Company’s rationalization of certain U.S., European and Brazilian manufacturing operations as well as various administrative offices located in Europe, Brazil and the United States. The restructuring and other infrequent expenses recorded during the three months ended December 31, 2014 related primarily to severance costs associated with the Company’s rationalization of its manufacturing facilities and administrative offices located in Europe, Brazil, Argentina, China and the United States.

The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the years ended December 31, 2015 and 2014 (in millions, except per share data):

	Years Ended December 31,
	2015			2014
	Income From Operations	Net Income (1)	Earnings Per Share (1)	Income From Operations	Net Income (1)	Earnings Per Share (1)
As adjusted	$383.4	$282.5	$3.24	$692.9	$442.6	$4.70
Restructuring and other infrequent expenses (2)	22.3	16.1	0.18	46.4	32.2	0.34
As reported	$361.1	$266.4	$3.06	$646.5	$410.4	$4.36

(1) Net income and earnings per share amounts are after tax.
(2) The restructuring and other infrequent expenses recorded during the year ended December 31, 2015 related primarily to severance costs associated with the Company’s rationalization of certain U.S., European and Brazilian manufacturing operations as well as various administrative offices located in Europe, Brazil and the United States. The restructuring and other infrequent expenses recorded during the year ended December 31, 2014 related primarily to severance costs associated with the Company’s rationalization of its manufacturing facilities and administrative offices located in Europe, Brazil, Argentina, China and the United States.

This earnings release discloses the percentage change in regional net sales due to the impact of currency translation. The following table sets forth, for the three months and year ended December 31, 2015, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended December 31,			Change due to currency translation
	2015	2014	% change from 2014	$	%
North America	$434.5	$549.2	(20.9)%	$(10.8)	(2.0)%
South America	188.3	414.6	(54.6)%	(85.8)	(20.7)%
Europe/Africa/Middle East	1,211.9	1,374.7	(11.8)%	(174.5)	(12.7)%
Asia/Pacific	124.3	146.7	(15.3)%	(15.8)	(10.8)%
	$1,959.0	$2,485.2	(21.2)%	$(286.9)	(11.5)%

	Years Ended December 31,			Change due to currency translation
	2015	2014	% change from 2014	$	%
North America	$1,965.0	$2,414.2	(18.6)%	$(54.5)	(2.3)%
South America	949.0	1,663.4	(42.9)%	(352.3)	(21.2)%
Europe/Africa/Middle East	4,151.3	5,158.5	(19.5)%	(799.3)	(15.5)%
Asia/Pacific	402.0	487.6	(17.6)%	(58.9)	(12.1)%
	$7,467.3	$9,723.7	(23.2)%	$(1,265.0)	(13.0)%

This earnings release discloses the reduction in inventory on a constant currency basis, excluding the impact of currency translation, between December 31, 2015 and 2014. The following is a reconciliation of the impact of currency translation on the change in inventory balances (in millions):

	December 31, 2015	December 31, 2014	Change from 2014	Change due to currency translation	Change excluding currency translation

Inventories, net	$1,423.4	$1,750.7	$(327.3)	$(193.3)	$(134.0)

The following is a reconciliation of free cash flow to net cash provided by operating activities for the years ended December 31, 2015 and 2014 (in millions):

	2015	2014
Net cash provided by operating activities	$524.2	$438.4
Less:
Capital expenditures	(211.4)	(301.5)
Free cash flow	$312.8	$136.9